Exhibit 99.1
FOR IMMEDIATE RELEASE

Cardinal Health Reports Second Quarter Fiscal Year 2023 Results
and Raises Fiscal Year 2023 Non-GAAP EPS Guidance

•Revenue increased 13% to $51.5 billion
•GAAP1 operating loss was $119 million due to a non-cash, pre-tax goodwill impairment of $709 million related to the Medical segment; GAAP diluted loss per share was $0.50
•Non-GAAP operating earnings of $467 million were in-line with the second quarter of last year; non-GAAP diluted EPS increased 4% to $1.32
•Fiscal year 2023 non-GAAP EPS guidance raised to $5.20 to $5.50, from $5.05 to $5.40

DUBLIN, Ohio, February 2, 2023 – Cardinal Health (NYSE: CAH) today reported second quarter fiscal year 2023 revenues of $51.5 billion, an increase of 13% from the second quarter of fiscal year 2022. Second quarter GAAP operating loss was $119 million due to a non-cash, pre-tax goodwill impairment of $709 million related to the Medical segment. GAAP diluted loss per share was $0.50, primarily due to this impairment, net of tax effects. Second quarter non-GAAP operating earnings of $467 million were in-line with the second quarter of last year. Non-GAAP diluted earnings per share (EPS) increased 4% to $1.32, due to lower interest expense and a lower share count, partially offset by a higher non-GAAP effective tax rate.

"Our second quarter results demonstrate continued momentum against our plans, led by better-than-expected performance in the Pharmaceutical segment and Medical results in-line with our prior commentary,” said Jason Hollar, CEO of Cardinal Health. "With the first half of fiscal year 2023 behind us, we are pleased to raise our full year non-GAAP EPS guidance and outlook for the Pharmaceutical segment. In the Medical segment, we remain confident in our Medical Improvement Plan, including the actions we are taking to mitigate supply chain inflation and drive improved performance."

Q2 FY23 summary

	Q2 FY23	Q2 FY22	Y/Y
Revenue	$51.5 billion	$45.5 billion	13%
Operating loss	$(119) million	$(950) million	(87)%
Non-GAAP operating earnings	$467 million	$467 million	—%
Net earnings/(loss) attributable to Cardinal Health, Inc.	$(130) million	$49 million	N.M.
Non-GAAP net earnings attributable to Cardinal Health, Inc.	$346 million	$357 million	(3)%
Effective Tax Rate[2]	5.4%	105.0%
Non-GAAP Effective Tax Rate	23.0%	19.4%
Diluted EPS attributable to Cardinal Health, Inc.	$(0.50)	$0.17	N.M.
Non-GAAP diluted EPS attributable to Cardinal Health, Inc.	$1.32	$1.27	4%

Cardinal Health

Segment results

Pharmaceutical segment

	Q2 FY23		Q2 FY22		Y/Y
Revenue	$47.7	billion	$41.4	billion	15%
Segment profit	$464	million	$426	million	9%

Second-quarter revenue for the Pharmaceutical segment increased 15% to $47.7 billion, driven by brand and specialty pharmaceutical sales growth from existing and net new customers.

Pharmaceutical segment profit increased 9% to $464 million in the second quarter, driven by a higher contribution from brand and specialty products and generics program performance, partially offset by inflationary supply chain costs.

Medical segment

	Q2 FY23		Q2 FY22		Y/Y
Revenue	$3.8	billion	$4.1	billion	(7)%
Segment profit	$17	million	$50	million	(66)%
Second-quarter revenue for the Medical segment decreased 7% to $3.8 billion, driven by lower Products and Distribution sales, including PPE pricing and volumes. Growth in at-Home Solutions partially offset this decline.

Medical segment profit decreased 66% to $17 million in the second quarter, primarily due to lower Products and Distribution volumes and net inflationary impacts, partially offset by an improvement in PPE margins.
Fiscal year 2023 outlook1
The company updated its fiscal year 2023 guidance range for non-GAAP diluted earnings per share attributable to Cardinal Health, Inc. to $5.20 to $5.50, from $5.05 to $5.40.

This guidance includes an update to fiscal year 2023 Pharmaceutical segment profit outlook to 4% to 6.5% growth, from 2% to 5% growth. Additionally, the company updated expectations for fiscal year 2023 interest and other to $115 million to $130 million, from $140 million to $160 million.

The company does not provide forward-looking guidance on a GAAP basis as certain financial information, the probable significance of which cannot be determined, is not available and cannot be reasonably estimated. See "Use of Non-GAAP Measures" following the attached schedules for additional explanation.

Investor Day
The company plans to host an Investor Day on June 8 in New York City to discuss its long-term financial outlook, growth strategies, and conclusions from the Business Review Committee's comprehensive review. The event will be live-webcast and archived on Cardinal Health's Investor Relations website.

Recent highlights
•Cardinal Health and its board of directors announced that Aaron Alt will become the company's new chief financial officer (CFO) effective February 10. Alt most recently served as EVP and CFO for Sysco Corporation, the leading global food service distribution company.
•Cardinal Health released its fiscal year 2022 Environmental, Social, and Governance (ESG) report which reflects significant progress in ESG efforts and highlights the company’s commitment to helping build a more sustainable, equitable world, and a healthier future for employees, customers and communities.

Cardinal Health

•Cardinal Health completed its $1 billion dollar accelerated share repurchase (ASR) program and initiated a new $250 million dollar ASR program in the second quarter, resulting in a total of $1.25 billion year-to-date share repurchases in fiscal year 2023.
•Cardinal Health announced the launch of Velocare™, a supply chain network and last-mile fulfillment solution capable of reaching patients in one to two hours with critical products and services required for hospital-level care at home. Through a strategic collaboration with Medically Home, Cardinal Health at-Home Solutions is now supporting a Medically Home health system customer with Velocare, collectively enabling scaled, high-acuity care in the home.
•Cardinal Health’s U.S. Medical Products and Distribution business opened its expanded Sustainable Technologies™ facility in Riverview, Florida, doubling the manufacturing facility to roughly 100,000 square feet. Sustainable Technologies™ is a leading provider of single-use device collections, reprocessing and recycling services in the U.S., helping to deliver supply resiliency, sustainable solutions, and cost savings for customers.

Webcast
Cardinal Health will host a webcast today at 8:30 a.m. Eastern to discuss second-quarter results. To access the webcast and corresponding slide presentation, go to the Investor Relations page at ir.cardinalhealth.com. No access code is required.

Presentation slides and a webcast replay will be available on the Investor Relations page for 12 months.

About Cardinal Health
Cardinal Health is a distributor of pharmaceuticals, a global manufacturer and distributor of medical and laboratory products, and a provider of performance and data solutions for health care facilities. With more than 50 years in business, operations in more than 30 countries and approximately 46,500 employees globally, Cardinal Health is essential to care. Information about Cardinal Health is available at cardinalhealth.com.

Contacts
Media: Erich Timmerman, erich.timmerman@cardinalhealth.com and 614.757.8231
Investors: Kevin Moran, kevin.moran@cardinalhealth.com and 614.757.7942

1GAAP refers to U.S. generally accepted accounting principles. This news release includes GAAP financial measures as well as non-GAAP financial measures, which are financial measures not calculated in accordance with GAAP. See "Use of Non-GAAP Measures" following the attached schedules for definitions of the non-GAAP financial measures presented in this news release and see the attached schedules for reconciliations of the differences between the non-GAAP financial measures and their most directly comparable GAAP financial measures.
2The second quarter fiscal year 2022 and 2023 GAAP effective tax rates reflect the tax effects of the goodwill impairment charge included in the company’s estimated annual effective tax rate for each year.

Cardinal Health uses its website as a channel of distribution for material company information. Important information, including news releases, financial information, earnings and analyst presentations, and information about upcoming presentations and events is routinely posted and accessible on the Investor Relations page at ir.cardinalhealth.com. In addition, the website allows investors and other interested persons to sign up automatically to receive email alerts when the company posts news releases, SEC filings and certain other information on its website.

Cardinal Health

Cautions Concerning Forward-Looking Statements
This release contains forward-looking statements addressing expectations, prospects, estimates and other matters that are dependent upon future events or developments. These statements may be identified by words such as "expect," "anticipate," "intend," "plan," "believe," “will," "should," "could," "would," "project," "continue,” "likely," and similar expressions, and include statements reflecting future results or guidance, statements of outlook and various accruals and estimates. These matters are subject to risks and uncertainties that could cause actual results to differ materially from those projected, anticipated or implied. These risks and uncertainties include risks arising from ongoing inflationary pressures and supply chain constraints, including the risk that our plans to mitigate such effects may not be as successful as we anticipate and the possibility that costs to source certain personal protective or other equipment, increased costs for transportation, shipping, freight and commodities, reduced price or demand for certain products may result in additional inventory reserves or disruptions and may negatively impact our ability to meet our long-term guidance; the possibility that our Medical unit goodwill could be further impaired due to the increase in global interest rates, possible unfavorable changes in the U.S. statutory tax rate or additional changes to our long-term financial plan; competitive pressures in Cardinal Health's various lines of business; the performance of our generics program, including the amount or rate of generic deflation and our ability to offset generic deflation and maintain other financial and strategic benefits through our generic sourcing venture or other components of our generics programs; ongoing risks associated with the distribution of opioids, including the financial impact associated with the settlements with governmental authorities, the risk that challenges to our plans to take tax deductions for opioid-related losses could adversely impact our financial results; risks arising from the Department of Justice investigation which we believe concerns our anti-diversion program and risks associated with the injunctive relief requirements under the national settlement, including the risk that we may incur higher costs or operational challenges in the implementation and maintenance of the required changes; risks associated with the manufacture and sourcing of certain products, including risks related to our ability and the ability of third-party manufacturers to import or export certain products or component parts and to comply with applicable regulations; our ability to manage uncertainties associated with the pricing of branded pharmaceuticals; and risks associated with our cost savings initiatives or other business initiatives, such as the Medical Improvement Plan, including the possibility that they could fail to achieve the intended results. Cardinal Health is subject to additional risks and uncertainties described in Cardinal Health's Form 10-K, Form 10-Q and Form 8-K reports and exhibits to those reports. This release reflects management’s views as of February 2, 2023. Except to the extent required by applicable law, Cardinal Health undertakes no obligation to update or revise any forward-looking statement. Forward-looking statements are aspirational and not guarantees or promises that goals, targets or projections will be met, and no assurance can be given that any commitment, expectation, initiative or plan in this report can or will be achieved or completed. Cardinal Health provides definitions and reconciliations of non-GAAP financial measures and their most directly comparable GAAP financial measures at ir.cardinalhealth.com.

Schedule 1
Cardinal Health, Inc. and Subsidiaries
Condensed Consolidated Statements of Earnings (Unaudited)

	Second Quarter			Year-to-Date
(in millions, except per common share amounts)	2023	2022	% Change	2023	2022	% Change
Revenue	$51,469	$45,457	13%	$101,072	$89,425	13%
Cost of products sold	49,806	43,841	14%	97,795	86,167	13%
Gross margin	1,663	1,616	3%	3,277	3,258	1%

Operating expenses:
Distribution, selling, general and administrative expenses	1,191	1,151	3%	2,388	2,265	5%
Restructuring and employee severance	17	7		46	25
Amortization and other acquisition-related costs	71	79		142	158
Impairments and (gain)/loss on disposal of assets, net[1]	710	1,295		863	1,293
Litigation (recoveries)/charges, net	(207)	34		(180)	52
Operating earnings/(loss)	(119)	(950)	(87)%	18	(535)	N.M.

Other (income)/expense, net	(7)	(13)		(5)	(17)
Interest expense, net	25	37	(32)%	50	77	(35)%
Loss on early extinguishment of debt	—	—		—	10
Gain on sale of equity interest in naviHealth	—	(1)		—	(1)
Loss before income taxes	(137)	(973)	(86)%	(27)	(604)	(96)%

Benefit from income taxes [2]	(7)	(1,022)	N.M.	(8)	(925)	N.M.
Net earnings/(loss)	(130)	49	N.M.	(19)	321	N.M.

Less: Net earnings attributable to noncontrolling interests	—	—		(1)	(1)
Net earnings/(loss) attributable to Cardinal Health, Inc.	$(130)	$49	N.M.	$(20)	$320	N.M.

Earnings/(Loss) per common share attributable to Cardinal Health, Inc.:
Basic	$(0.50)	$0.17	N.M.	$(0.08)	$1.13	N.M.
Diluted	(0.50)	0.17	N.M.	(0.08)	1.12	N.M.

Weighted-average number of common shares outstanding:
Basic	261	279		266	283
Diluted	261	281		266	285
1 Impairments and (gain)/loss on disposal of assets, net included pre-tax impairment charges related to the Medical segment of $709 million and $863 million recorded during the three and six months ended December 31, 2022, respectively. During the three and six months ended December 31, 2021, impairments and (gain)/loss on disposal of assets, net included a pre-tax impairment charge of $1.3 billion related to the Medical segment.

2 For fiscal 2023, the estimated net tax benefit related to the impairments is $68 million and is included in the annual effective tax rate. As a result, the amount of tax benefit increased approximately by an incremental $118 million and $140 million for the three and six months ended December 31, 2022, respectively, and is expected to increase the provision for income taxes during the remainder of the fiscal year.

Schedule 2
Cardinal Health, Inc. and Subsidiaries
Condensed Consolidated Balance Sheets

(in millions)	December 31, 2022	June 30, 2022
Assets	(Unaudited)
Current assets:
Cash and equivalents	$3,654	$4,717
Trade receivables, net	11,421	10,561
Inventories, net	17,263	15,636
Prepaid expenses and other	2,258	2,021
Total current assets	34,596	32,935

Property and equipment, net	2,341	2,361
Goodwill and other intangibles, net	6,618	7,629
Other assets	927	953
Total assets	$44,482	$43,878

Liabilities and Shareholders’ Deficit
Current liabilities:
Accounts payable	$30,083	$27,128
Current portion of long-term obligations and other short-term borrowings	577	580
Other accrued liabilities	2,552	2,842
Total current liabilities	33,212	30,550

Long-term obligations, less current portion	4,685	4,735
Deferred income taxes and other liabilities	8,797	9,299

Total shareholders’ deficit	(2,212)	(706)
Total liabilities and shareholders’ deficit	$44,482	$43,878

Schedule 3
Cardinal Health, Inc. and Subsidiaries
Consolidated Statements of Cash Flows (Unaudited)

	Second Quarter		Year-to-Date
(in millions)	2023	2022	2023	2022
Cash flows from operating activities:
Net earnings/(loss)	$(130)	$49	$(19)	$321

Adjustments to reconcile net earnings to net cash provided by operating activities:
Depreciation and amortization	170	164	341	332
(Gain)/loss on sale of equity interest in naviHealth	—	(1)	—	(1)
Impairments and (gain)/loss on disposal of assets, net	710	1,295	863	1,293
Loss on early extinguishment of debt	—	—	—	10
Share-based compensation	25	18	48	42
Provision for bad debts	30	13	59	25
Change in operating assets and liabilities, net of effects from acquisitions and divestitures:
Increase in trade receivables	(411)	(115)	(919)	(329)
Increase in inventories	(1,379)	(232)	(1,643)	(361)
Increase in accounts payable	1,720	1,351	2,954	1,059
Other accrued liabilities and operating items, net	(138)	(1,347)	(1,064)	(1,842)
Net cash provided by operating activities	597	1,195	620	549

Cash flows from investing activities:
Proceeds from divestitures, net of cash sold	—	11	—	938
Additions to property and equipment	(85)	(74)	(155)	(141)
Proceeds from disposal of property and equipment	—	—	2	—
Purchases of investments	(2)	(2)	(5)	(4)
Proceeds from sale of investments	—	18	1	22
Net cash provided by/(used in) investing activities	(87)	(47)	(157)	815

Cash flows from financing activities:
Reduction of long-term obligations	(6)	(5)	(13)	(592)
Net tax proceeds/(withholdings) from share-based compensation	23	1	9	(27)
Dividends on common shares	(129)	(140)	(271)	(289)
Purchase of treasury shares	(250)	(300)	(1,250)	(800)
Net cash used in financing activities	(362)	(444)	(1,525)	(1,708)

Effect of exchange rates changes on cash and equivalents	14	(6)	(1)	(11)
Cash reclassified from assets held for sale	—	—	—	109

Net increase/(decrease) in cash and equivalents	162	698	(1,063)	(246)
Cash and equivalents at beginning of period	3,492	2,463	4,717	3,407
Cash and equivalents at end of period	$3,654	$3,161	$3,654	$3,161

Schedule 4
Cardinal Health, Inc. and Subsidiaries
Segment Information

Second Quarter

(in millions)	2023	2022	(in millions)	2023	2022
Pharmaceutical			Medical

Revenue			Revenue
Amount	$47,673	$41,375	Amount	$3,797	$4,085
Growth rate	15%	11%	Growth rate	(7)%	(5)%

Segment profit (1)			Segment profit
Amount	$464	$426	Amount	$17	$50
Growth rate	9%	3%	Growth rate	(66)%	(79)%
Segment profit margin	0.97%	1.03%	Segment profit margin	0.45%	1.22%

Year-to-Date

(in millions)	2023	2022	(in millions)	2023	2022
Pharmaceutical			Medical

Revenue			Revenue
Amount	$93,501	$81,197	Amount	$7,575	$8,234
Growth rate	15%	12%	Growth rate	(8)%	—%

Segment profit (1)			Segment profit
Amount	$895	$832	Amount	$9	$173
Growth rate	8%	2%	Growth rate	(95)%	(63)%
Segment profit margin	0.96%	1.02%	Segment profit margin	0.12%	2.10%
The sum of the components and certain computations may reflect rounding adjustments.
(1) Pharmaceutical segment profit during the three and six months ended December 31, 2021 was positively impacted by a $16 million judgment for lost profits related to an ordinary course intellectual property rights claim.

Schedule 5
Cardinal Health, Inc. and Subsidiaries
GAAP / Non-GAAP Reconciliation1

							Earnings/
		Gross				Operating	(Loss)	Provision for/		Net			Diluted
		Margin		SG&A2	Operating	Earnings	Before	(Benefit from)	Net	Earnings[3]	Effective		EPS [3]
(in millions, except per common share amounts)	Gross	Growth		Growth	Earnings/	Growth	Income	Income	Earnings/	Growth	Tax	Diluted	Growth
	Margin	Rate	SG&A [2]	Rate	(Loss)	Rate	Taxes	Taxes	(Loss) [3]	Rate	Rate	EPS [3,4]	Rate
	Second Quarter 2023
GAAP	$1,663	3%	$1,191	3%	$(119)	(87)%	$(137)	$(7)	$(130)	N.M.	5.4%	$(0.50)	N.M.
State opioid assessment related to prior fiscal years	—		6		(6)		(6)	(2)	(4)			(0.02)
Shareholder cooperation agreement costs	—		(2)		2		2	1	1			0.01
Restructuring and employee severance	—		—		17		17	4	13			0.05
Amortization and other acquisition-related costs	—		—		71		71	18	53			0.20
Impairments and (gain)/loss on disposal of assets, net [5]	—		—		710		710	173	537			2.06
Litigation (recoveries)/charges, net	—		—		(207)		(207)	(83)	(124)			(0.48)
Non-GAAP	$1,663	3%	$1,196	4%	$467	—%	$450	$104	$346	(3)%	23.0%	$1.32	4%

	Second Quarter 2022
GAAP	$1,616	(9)%	$1,151	—%	$(950)	N.M.	$(973)	$(1,022)	$49	N.M.	105.0%	$0.17	N.M.
Surgical gown recall costs/(income)	1		—		1		1	—	1			—
Restructuring and employee severance	—		—		7		7	2	5			0.02
Amortization and other acquisition-related costs	—		—		79		79	20	59			0.21
Impairments and (gain)/loss on disposal of assets, net [5]	—		—		1,295		1,295	1,080	215			0.77
Litigation (recoveries)/charges, net [6]	—		—		34		34	6	28			0.10
(Gain)/Loss on sale of equity interest in naviHealth	—		—		—		(1)	—	(1)			—
Non-GAAP	$1,617	(9)%	$1,151	—%	$467	(26)%	$443	$86	$357	(31)%	19.4%	$1.27	(27)%
1For more information on these measures, refer to the Use of Non-GAAP Measures and Definitions schedules.
2Distribution, selling, general and administrative expenses.
3Attributable to Cardinal Health, Inc.
4 For the three months ended December 31, 2022, GAAP diluted EPS and the EPS impact from the GAAP to non-GAAP per share reconciling items are calculated using a weighted average of 261 million common shares, which excludes potentially dilutive securities from the denominator due to their anti-dilutive effects resulting from our GAAP net loss for the periods. For the three months ended December 31, 2022, non-GAAP diluted EPS is calculated using a weighted average of 263 million common shares, which includes potentially dilutive shares.
5 Impairments and (gain)/loss on disposal of assets, net included pre-tax impairment charges related to the Medical segment of $709 million during the three months ended December 31, 2022. For fiscal 2023, the estimated net tax benefit related to the impairments is $68 million and is included in the annual effective tax rate. As a result, the amount of tax benefit increased approximately by an incremental $118 million for the three months ended December 31, 2022, and is expected to increase the provision for income taxes during the remainder of the fiscal year. During the three months ended December 31, 2021, impairments and (gain)/loss on disposal of assets, net included a pre-tax impairment charge of $1.3 billion related to the Medical segment.
6 Litigation (recoveries)/charges, net for the three months ended December 31, 2021 does not include a $16 million judgement for lost profits related to an ordinary course intellectual property claim, which positively impacted Pharmaceutical segment profit in the quarter.
The sum of the components and certain computations may reflect rounding adjustments.
We generally apply varying tax rates depending on the item's nature and tax jurisdiction where it is incurred.

Schedule 5
Cardinal Health, Inc. and Subsidiaries
GAAP / Non-GAAP Reconciliation1

							Earnings/
		Gross				Operating	(Loss)	Provision for/		Net			Diluted
		Margin		SG&A [2]	Operating	Earnings	Before	(Benefit from)	Net	Earnings[3]	Effective		EPS [3]
	Gross	Growth		Growth	Earnings/	Growth	Income	Income	Earnings/	Growth	Tax	Diluted	Growth
(in millions, except per common share amounts)	Margin	Rate	SG&A [2]	Rate	(Loss)	Rate	Taxes	Taxes	(Loss) [3]	Rate	Rate	EPS [3,4]	Rate
	Year-to-Date 2023
GAAP	$3,277	1%	$2,388	5%	$18	N.M.	$(27)	$(8)	$(20)	N.M.	30.0%	$(0.08)	N.M.
State opioid assessment related to prior fiscal years	—		6		(6)		(6)	(2)	(4)			(0.02)
Shareholder cooperation agreement costs	—		(8)		8		8	2	6			0.02
Restructuring and employee severance	—		—		46		46	10	36			0.13
Amortization and other acquisition-related costs	—		—		142		142	37	105			0.40
Impairments and (gain)/loss on disposal of assets, net [5]	—		—		863		863	207	656			2.46
Litigation (recoveries)/charges, net	—		—		(180)		(180)	(76)	(104)			(0.39)
Non-GAAP	$3,277	1%	$2,386	5%	$891	(10)%	$846	$170	$675	(7)%	20.1%	$2.52	(2)%

	Year-to-Date 2022
GAAP	$3,258	(7)%	$2,265	(1)%	$(535)	N.M.	$(604)	$(925)	$320	(15)%	153.1%	$1.12	(12)%
Surgical gown recall costs/(income)	1		—		1		1	—	1			—
Restructuring and employee severance	—		—		25		25	6	19			0.07
Amortization and other acquisition-related costs	—		—		158		158	41	117			0.41
Impairments and (gain)/loss on disposal of assets, net [5]	—		—		1,293		1,293	1,070	223			0.78
Litigation (recoveries)/charges, net [6]	—		—		52		52	10	42			0.15
Loss on early extinguishment of debt	—		—		—		10	3	7			0.03
(Gain)/Loss on sale of equity interest in naviHealth investment					—		(1)	—	(1)			—
Non-GAAP	$3,259	(7)%	$2,265	1%	$994	(20)%	$934	$205	$728	(24)%	21.9%	$2.56	(21)%
1For more information on these measures, refer to the Use of Non-GAAP Measures and Definitions schedules.
2Distribution, selling, general and administrative expenses.
3Attributable to Cardinal Health, Inc.
4 For the six months ended December 31, 2022, GAAP diluted EPS and the EPS impact from the GAAP to non-GAAP per share reconciling items are calculated using a weighted average of 266 million common shares, which excludes potentially dilutive securities from the denominator due to their anti-dilutive effects resulting from our GAAP net loss for the periods. For the six months ended December 31, 2022, non-GAAP diluted EPS is calculated using a weighted average of 268 million common shares, which includes potentially dilutive shares.
5 Impairments and (gain)/loss on disposal of assets, net included pre-tax impairment charges related to the Medical segment of $863 million recorded during the six months ended December 31, 2022. For fiscal 2023, the estimated net tax benefit related to the impairments is $68 million and is included in the annual effective tax rate. As a result, the amount of tax benefit increased approximately by an incremental $140 million for the six months ended December 31, 2022, and is expected to increase the provision for income taxes during the remainder of the fiscal year. During the six months ended December 31, 2021, impairments and (gain)/loss on disposal of assets, net included a pre-tax impairment charge of $1.3 billion related to the Medical segment.

6 Litigation (recoveries)/charges, net for the six months ended December 31, 2021 does not include a $16 million judgement for lost profits related to an ordinary course intellectual property claim, which positively impacted Pharmaceutical segment profit in the quarter.

The sum of the components and certain computations may reflect rounding adjustments.
We generally apply varying tax rates depending on the item's nature and tax jurisdiction where it is incurred.

Schedule 6
Cardinal Health, Inc. and Subsidiaries
GAAP / Non-GAAP Reconciliation - GAAP Cash Flow to Non-GAAP Adjusted Free Cash Flow

	Second Quarter	Year-to-Date
(in millions)	2023	2023
GAAP - Cash Flow Categories
Net cash provided by operating activities	$597	$620
Net cash used in investing activities	(87)	(157)
Net cash used in financing activities	(362)	(1,525)
Effect of exchange rates changes on cash and equivalents	14	(1)
Net increase/(decrease) in cash and equivalents	$162	$(1,063)

Non-GAAP Adjusted Free Cash Flow
Net cash provided by operating activities	$597	$620
Additions to property and equipment	(85)	(155)
Payments/(receipts) related to matters included in litigation (recoveries)/charges, net	(73)	316
Non-GAAP Adjusted Free Cash Flow	$439	$781

For more information on these measures, refer to the Use of Non-GAAP Measures and Definitions schedules.

Cardinal Health, Inc. and Subsidiaries

Use of Non-GAAP Measures
This earnings release contains financial measures that are not calculated in accordance with U.S. generally accepted accounting principles (“GAAP").
In addition to analyzing our business based on financial information prepared in accordance with GAAP, we use these non-GAAP financial measures internally to evaluate our performance, engage in financial and operational planning, and determine incentive compensation because we believe that these measures provide additional perspective on and, in some circumstances are more closely correlated to, the performance of our underlying, ongoing business. We provide these non-GAAP financial measures to investors as supplemental metrics to assist readers in assessing the effects of items and events on our financial and operating results on a year-over-year basis and in comparing our performance to that of our competitors. However, the non-GAAP financial measures that we use may be calculated differently from, and therefore may not be comparable to, similarly titled measures used by other companies. The non-GAAP financial measures disclosed by us should not be considered a substitute for, or superior to, financial measures calculated in accordance with GAAP, and the financial results calculated in accordance with GAAP and reconciliations to those financial statements set forth below should be carefully evaluated.
Exclusions from Non-GAAP Financial Measures
Management believes it is useful to exclude the following items from the non-GAAP measures presented in this report for its own and for investors’ assessment of the business for the reasons identified below:
•LIFO charges and credits are excluded because the factors that drive last-in first-out ("LIFO") inventory charges or credits, such as pharmaceutical manufacturer price appreciation or deflation and year-end inventory levels (which can be meaningfully influenced by customer buying behavior immediately preceding our fiscal year-end), are largely out of our control and cannot be accurately predicted. The exclusion of LIFO charges and credits from non-GAAP metrics facilitates comparison of our current financial results to our historical financial results and to our peer group companies’ financial results. We did not recognize any LIFO charges or credits during the periods presented.
•Surgical gown recall costs or income includes inventory write-offs and certain remediation and supply disruption costs, net of related insurance recoveries, arising from the January 2020 recall of select Association for the Advancement of Medical Instrumentation ("AAMI") Level 3 surgical gowns and voluntary field actions (a recall of some packs and a corrective action allowing overlabeling of other packs) for Presource Procedure Packs containing affected gowns. Income from surgical gown recall costs represents insurance recoveries of these certain costs. We have excluded these costs from our non-GAAP metrics to allow investors to better understand the underlying operating results of the business and to facilitate comparison of our current financial results to our historical financial results and to our peer group companies’ financial results.
•State opioid assessments related to prior fiscal years is the portion of state assessments for prescription opioid medications that were sold or distributed in periods prior to the period in which the expense is incurred. This portion is excluded from non-GAAP financial measures because it is retrospectively applied to sales in prior fiscal years and inclusion would obscure analysis of the current fiscal year results of our underlying, ongoing business. Additionally, while states' laws may require us to make payments on an ongoing basis, the portion of the assessment related to sales in prior periods are contemplated to be one-time, nonrecurring items. Income from state opioid assessments related to prior fiscal years represents reversals of accruals due to changes in estimates or when the underlying assessments were invalidated by a Court or reimbursed by manufacturers.
•Shareholder cooperation agreement costs includes costs such as legal, consulting and other expenses incurred in relation to the agreement (the "Cooperation Agreement") entered into among Elliott Associates, L.P., Elliott International, L.P. (together, "Elliott") and Cardinal Health, including costs incurred to negotiate and finalize the Cooperation Agreement and costs incurred by the new Business Review Committee of the Board of Directors, which was formed under this Cooperation Agreement. We have excluded these costs from our non-GAAP metrics because they do not occur in or reflect the ordinary course of our ongoing business operations and may obscure analysis of trends and financial performance.
•Restructuring and employee severance costs are excluded because they are not part of the ongoing operations of our underlying business.
•Amortization and other acquisition-related costs, which include transaction costs, integration costs, and changes in the fair value of contingent consideration obligations, are excluded because they are not part of the ongoing operations of our underlying business and to facilitate comparison of our current financial results to our historical financial results and to our peer group companies' financial results. Additionally, costs for amortization of acquisition-related intangible assets are non-cash amounts, which are variable in amount and frequency and are significantly impacted by the timing and size of acquisitions, so their exclusion facilitates comparison of historical, current and forecasted financial results. We also exclude other acquisition-related costs, which are directly related to an acquisition but do not meet the criteria to be recognized on the acquired entity’s initial balance sheet as part of the purchase price allocation. These costs are also significantly impacted by the timing, complexity and size of acquisitions.
•Impairments and gain or loss on disposal of assets, net are excluded because they do not occur in or reflect the ordinary course of our ongoing business operations and are inherently unpredictable in timing and amount, and in the case of impairments, are non-cash amounts, so their exclusion facilitates comparison of historical, current and forecasted financial results.
•Litigation recoveries or charges, net are excluded because they often relate to events that may have occurred in prior or multiple periods, do not occur in or reflect the ordinary course of our business and are inherently unpredictable in timing and amount. During fiscal 2022, we incurred a one-time contingent attorneys' fee of $18 million related to the finalization of the settlement agreement (the “Settlement Agreement”) resulting in the settlement of the vast majority of opioid lawsuits filed by state and local governmental entities. Due to the unique nature and significance of the Settlement Agreement, and the one-time, contingent nature of the fee, this fee was included in litigation recoveries or charges, net. Additionally, during fiscal 2022 our Pharmaceutical segment profit was positively impacted by a $16 million judgment for lost profits. This judgment was the result of an ordinary course intellectual property rights claim and, therefore, is not adjusted in calculating the litigation recoveries or charges, net adjustment. During fiscal 2021, we incurred a tax benefit related to a carryback of a net operating loss. Some pre-tax amounts, which contributed to this loss, relate to litigation charges. As a result, we allocated substantially all of the tax benefit to litigation charges.
•Loss on early extinguishment of debt is excluded because it does not typically occur in the normal course of business and may obscure analysis of trends and financial performance. Additionally, the amount and frequency of this type of charge is not consistent and is significantly impacted by the timing and size of debt extinguishment transactions.
•(Gain)/Loss on sale of equity interest in naviHealth was incurred in connection with the sale of our remaining equity interest in naviHealth in fiscal 2020. The equity interest was retained in connection with the initial sale of our majority interest in naviHealth during fiscal 2019. We exclude this significant gain because gains or losses on investments of this magnitude do not typically occur in the normal course of business and are similar in nature to a gain or loss from a divestiture of a majority interest, which we exclude from non-GAAP results. The gain on the initial sale of our majority interest in naviHealth in fiscal 2019 was also excluded from our non-GAAP measures.
The tax effect for each of the items listed above is determined using the tax rate and other tax attributes applicable to the item and the jurisdiction(s) in which the item is recorded. The gross, tax and net impact of each item are presented with our GAAP to non-GAAP reconciliations.

Non-GAAP adjusted free cash flow: We provide this non-GAAP financial measure as a supplemental metric to assist readers in assessing the effects of items and events on our cash flow on a year-over-year basis and in comparing our performance to that of our peer group companies. In calculating this non-GAAP metric, certain items are excluded from net cash provided by operating activities because they relate to significant and unusual or non-recurring events and are inherently unpredictable in timing and amount. We believe adjusted free cash flow is important to management and useful to investors as a supplemental measure as it indicates the cash flow available for working capital needs, debt repayments, dividend payments, share repurchases, strategic acquisitions, or other strategic uses of cash. A reconciliation of our GAAP financial results to Non-GAAP adjusted free cash flow is provided in Schedule 6 of the financial statement tables included with this release.

Forward Looking Non-GAAP Measures
In this document, the Company presents certain forward-looking non-GAAP metrics. The Company does not provide outlook on a GAAP basis because the items that the Company excludes from GAAP to calculate the comparable non-GAAP measure can be dependent on future events that are less capable of being controlled or reliably predicted by management and are not part of the Company’s routine operating activities. Additionally, management does not forecast many of the excluded items for internal use and therefore cannot create or rely on outlook done on a GAAP basis.
The occurrence, timing and amount of any of the items excluded from GAAP to calculate non-GAAP could significantly impact the Company’s fiscal 2023 GAAP results. Over the past five fiscal years, the excluded items have impacted the Company’s EPS from $0.75 to $18.06, which includes a $17.54 charge related to the opioid litigation we recognized in fiscal 2020.

Definitions

Growth rate calculation: growth rates in this report are determined by dividing the difference between current-period results and prior-period results by prior-period results.
Interest and Other, net: other(income)/expense, net plus interest expense, net.

Segment Profit: segment revenue minus (segment cost of products sold and segment distribution, selling, general and administrative expenses).
Segment Profit margin: segment profit divided by segment revenue.
Non-GAAP gross margin: gross margin, excluding LIFO charges/(credits) and surgical gown recall costs/(income).
Non-GAAP distribution, selling, general and administrative expenses or Non-GAAP SG&A: distribution, selling, general and administrative expenses, excluding surgical gown recall costs/(income), state opioid assessment related to prior fiscal years and shareholder cooperation agreement costs.
Non-GAAP operating earnings: operating earnings excluding (1) LIFO charges/(credits), (2) surgical gown recall costs/(income), (3) state opioid assessment related to prior fiscal years, (4) shareholder cooperation agreement costs, (5) restructuring and employee severance, (6) amortization and other acquisition-related costs, (7) impairments and (gain)/loss on disposal of assets, net, and (8) litigation (recoveries)/charges, net.
Non-GAAP earnings before income taxes: earnings before income taxes excluding (1) LIFO charges/(credits), (2) surgical gown recall costs/(income), (3) state opioid assessment related to prior fiscal years, (4) shareholder cooperation agreement costs, (5) restructuring and employee severance, (6) amortization and other acquisition-related costs, (7) impairments and (gain)/loss on disposal of assets, net, (8) litigation (recoveries)/charges, net, (9) loss on early extinguishment of debt and (10) (gain)/loss on sale of equity interest in naviHealth.
Non-GAAP net earnings attributable to Cardinal Health, Inc.: net earnings attributable to Cardinal Health, Inc. excluding (1) LIFO charges/(credits), (2) surgical gown recall costs/(income), (3) state opioid assessment related to prior fiscal years, (4) shareholder cooperation agreement costs, (5) restructuring and employee severance, (6) amortization and other acquisition-related costs, (7) impairments and (gain)/loss on disposal of assets, net, (8) litigation (recoveries)/charges, net, (9) loss on early extinguishment of debt and (10) (gain)/loss on sale of equity interest in naviHealth, each net of tax.
Non-GAAP effective tax rate: provision for/(benefit from) income taxes adjusted for the tax impacts of (1) LIFO charges/(credits), (2) surgical gown recall costs/(income), (3) state opioid assessment related to prior fiscal years, (4) shareholder cooperation agreement costs, (5) restructuring and employee severance, (6) amortization and other acquisition-related costs, (7) impairments and (gain)/loss on disposal of assets, net, (8) litigation (recoveries)/charges, net, (9) loss on early extinguishment of debt and (10) (gain)/loss on sale of equity interest in naviHealth divided by (earnings before income taxes adjusted for the ten items above).
Non-GAAP diluted earnings per share attributable to Cardinal Health, Inc.: non-GAAP net earnings attributable to Cardinal Health, Inc. divided by diluted weighted-average shares outstanding.
Non-GAAP adjusted free cash flow: net cash provided by operating activities less payments related to additions to property and equipment, excluding settlement payments and receipts related to matters included in litigation (recoveries)/charges, net, as defined above, or other significant and unusual or non-recurring cash payments or receipts. For example, the U.S. federal income tax refund of $966 million for the tax benefit from the net operating loss carryback related to a self-insurance pre-tax loss was excluded from the Company's fiscal 2022 non-GAAP adjusted free cash flow.